Exhibit 99.1

Press Release dated January 5, 2006.

SHAREHOLDER NEWS

FOR IMMEDIATE RELEASE

CONTACT: Edward Gallup

770-441-2051

IMMUCOR ANNOUNCES RECORD SECOND QUARTER
REVENUES AND CONFIRMS FULL YEAR GUIDANCE

NORCROSS, GA. (January 5, 2006) – Immucor, Inc. (Nasdaq/NM: BLUD), the global leader in providing automated instrument-reagent systems to the blood transfusion industry, today reported financial results for the fiscal second quarter ended November 30, 2005.

Revenues for the fiscal second quarter were a record $44.0 million, up 34.9% from $32.6 million in the same period last year. The $11.4 million increase was primarily the result of price increases. Gross margin improved during the quarter to a record 64.8% up from 56.1% in the prior year quarter.

Net income for the second quarter was $8.1 million, up 91.3% from $4.2 million for the same quarter last year. Diluted earnings per share totaled $0.17 on 47.6 million weighted average shares outstanding, up from $0.09 on 47.3 million weighted average shares outstanding for the same period last year. The previously announced decision to consolidate our manufacturing operations resulted in a restructuring charge of $2.5 million in the quarter. On an after tax basis this charge reduced net income by approximately $1.6 million. Net income for the second quarter was adversely impacted by an increase of $0.4 million in audit and Sarbanes-Oxley compliance costs and by an increase of $0.1 million in legal fees as compared to the same period last year.

Sales of instruments were $3.0 million in the second quarter of fiscal 2006, a decrease from $3.7 million in the fiscal 2005 second quarter. Most instrument sales in the United States are now being recognized over the life of the underlying reagent contract, which is normally 5 years. In the quarter ended November 30, 2005 approximately $1.4 million of instrument sales were deferred in this manner. As of November 30, 2005, deferred instrument revenues, including deferred service revenues, totaled $11.4 million.

Reagent gross margin grew to 70.9% during the second quarter of fiscal 2006 compared to 61.4% in the same period last year.  The previously mentioned price increases and improved manufacturing efficiencies were responsible for this improvement.

Research and development expenses were $1.2 million in the second quarter, up 4.7% from the prior year quarter.  Spending on the development of the Galileo EchoTM (formerly referred to as the “G3”) – our new third generation instrument targeted for the small to medium-sized hospital market – was $217 thousand in the second quarter, a decrease of $204 thousand from the same period last year.

“We continue to be very proud of the job our employees are doing in reducing manufacturing costs while we recorded record revenues for the eighth consecutive quarter,” said Edward L. Gallup, Chairman and Chief Executive Officer.  “Based on the outlook for the balance of fiscal 2006 we are confirming our earlier guidance for fiscal 2006 for annual revenues of $180.0 million to $190.0 million and earnings per diluted share of between $0.76 and $0.85.”

Dr. Gioacchino De Chirico, President said, “We are very excited about our continuing success in lowering costs and increasing margins. Our second quarter gross margin of 64.8% was a record for the Company and we remain focused on increasing our gross margin to over 70% within three years.

Commenting further, Dr. De Chirico stated, “Based on the very positive customer reaction to our planned launch of the EchoTM in the United States in the fall of 2006 we believe we will achieve market share gain and revenue growth through continued Galileo placements and the launch of the EchoTM. As of November 30, 2005 the Company had received purchase orders for a total of 298 Galileo instruments worldwide (an increase of 23 in the quarter): 206 in Europe, 90 in North America and 2 in Japan.”

Commenting further, Dr. De Chirico stated, “As of November 30, 2005, 239 Galileo instruments were generating reagent revenues, an increase of 26 in the quarter. We continue to work with our Galileo customers to reduce the length of time it takes them to validate these instruments.”

Selected Highlights

-Sales of traditional reagent products, i.e., products not utilizing the Company’s patented Capture technology, increased $10.0 million, or 46.2%, from $21.6 million in the second quarter of 2005 to $31.6 million in the second quarter of 2006. Sales of Capture® products increased approximately $1.8 million to $8.4 million, a 26.8% increase over the prior year quarter. Human collagen sales increased approximately $0.4 million to $1.1 million, a 50.0% increase over the prior year quarter.

-For the current fiscal year-to-date, sales of traditional reagent products were $62.9 million compared with $43.7 million in the prior year period, an increase of 44.1%. Capture product sales increased approximately $3.2 million to $16.3 million, an increase of 24.8% over the comparable 2005 period. Human collagen sales were $2.2 million for the six months ended November 30, 2005 and increase of $0.6 million over the prior year period.

-The gross margin on traditional reagents was 68.8% for the current quarter, compared with 56.7% in the prior year quarter. The increase in gross margin is primarily due to price increases in the United States.  The gross margin on Capture products was 78.6% for the current quarter, compared with 76.7% in the prior year quarter.  The gross margin on human collagen sales was 31.1% during the quarter, compared with 25.4% in the prior year quarter.

-Sales of instruments were $3.0 million in the second quarter of 2006 compared to $3.7 million in the second quarter of 2005. The gross margin on instruments, including the impact of the cost of providing service, was 0.2% for the current quarter, compared to 22.1% for the same quarter last year. Instrument gross margin in the current quarter was adversely impacted as $1.4 million of revenues from instrument sales were deferred in the quarter while the entire cost of sales of $0.7 million on those instrument sales was expensed in the quarter.

 -The effect on revenues of the change in the Euro exchange rate was a decrease of $461 thousand for the second quarter of 2006 as compared with the prior year quarter.  The effect on net income of the change in the Euro exchange rate was a decrease of $27 thousand in the current quarter ended November 30, 2005.

-Distribution expenses decreased by $22 thousand in the second quarter and selling and marketing expenses increased by $1.0 million, as compared to the prior year quarter. Our new Japanese joint venture was responsible for $0.9 million of the increase in selling and marketing expenses. General and administrative expenses increased by $1.1 million for the second quarter of 2006 as compared to the prior year quarter, partly due to higher legal and audit fees associated with the finalization of the internal investigation relating to events in Italy and additional audit fees associated with the additional procedures required to complete the Annual Report on Form
10-K.

-Operations continue to generate strong cash flow. Cash, cash equivalents and marketable securities totaled $36.4 million at the end of the current quarter compared to $18.1 million at the end of the prior year quarter and $39.1 million at May 31, 2005. During the quarter the Company completely paid off its long term debt with SunTrust of $5.0 million and repurchased 642,600 shares of its Common Stock at a total cost of $14.9 million under its stock repurchase program.

Immucor, Inc. will host a conference call January 6, 2006 at 8:30 a.m. (EST) to review the results.  Investors are invited to participate in this conference call with Edward L. Gallup, Chairman and Chief Executive Officer; Dr. Gioacchino De Chirico, President; and Patrick Waddy, Chief Financial Officer. The call will focus on the results for the second quarter, general business trends, and the Company’s outlook for fiscal 2006.  This earnings release will be posted on Immucor’s website, as well as any financial information that may be discussed by Messrs. Gallup, De Chirico or Waddy during this call that is not contained in the earnings release.  Both this earnings release and the additional financial information, if any, will be posted as soon as practicable after the call on the investor news section of Immucor’s website.  To access this information once posted, go to Immucor’s website at www.immucor.com and click on “About Us – Press Releases.”

To participate in the telephone conference call, dial 1-888-889-2036, pass code BLUD. Replays of the conference call will be available for one week beginning at 12:00 PM on January 6, 2006 by calling 1-800-284-5340.  Beginning January 13, 2006, audio of the conference call or a transcript of the audio will be available on the “About Us – Press Releases” page of the Immucor website.

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments.

For more information on Immucor, please visit our website at www.immucor.com.

Statements contained in this press release that are not statements of historical fact are “forward-looking statements” as that term is defined under federal securities laws, including, without limitation, all statements concerning Immucor’s expectations, beliefs, intentions or strategies for the future.  Forward-looking statements may be identified by words such as “plans,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “will,” “should” and other words of similar meaning used in conjunction with, among other things, discussions of future operations, financial performance, product development and new product launches, FDA and other regulatory applications and approvals, market position and expenditures.  Factors that could cause actual results to differ materially from those expressed in any forward-looking statement include the following: the decision of customers to defer capital spending, the inability of customers to efficiently integrate our instruments into their blood banking operations, increased competition in the sale of instruments and reagents, product development or regulatory obstacles, changes in interest rates, fluctuations in foreign currency conversion rates, changes in demand for the Company’s human collagen product, the outcome of any legal claims known or unknown, delays in regulatory approvals required to move Houston manufacturing to another Company facility; other currently unforeseen events that could delay the move; higher than expected closure costs; higher than expected manufacturing consolidation costs, the unexpected application of different accounting rules, and general economic conditions.  Further risks are detailed in the Company’s filings with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on any forward-looking statements.  Immucor assumes no obligation to update any forward-looking statements.

IMMUCOR, INC.

Condensed Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	November 30, 2005	November 30, 2004	November 30, 2005	November 30, 2004

Net sales	$44,024,845	$32,640,218	$86,459,338	$64,742,429
Cost of sales	15,483,662	14,319,019	31,222,852	28,108,758
Gross profit	28,541,183	18,321,199	55,236,486	36,633,671

Research and development	1,207,601	1,153,920	2,463,032	2,242,726
Selling and marketing	5,194,913	4,210,898	10,409,574	8,277,284
Distribution	1,930,917	1,952,845	3,782,237	3,891,862
General and administrative	4,887,864	3,749,230	10,710,120	6,766,162
Restructuring expenses	2,456,766	0	2,456,766	0
Amortization expense and other	96,879	606,299	167,376	702,362
Total operating expenses	15,774,940	11,673,192	29,989,105	21,880,396

Income from operations	12,766,243	6,648,007	25,247,381	14,753,275

Interest income	232,558	111,761	415,533	248,388
Interest expense	(182,871)	(219,055)	(341,854)	(325,387)
Other income (loss)	(152,550)	575,919	(70,123)	280,715
Total other	(102,863)	468,625	3,556	203,716

Income before income taxes	12,663,380	7,116,632	25,250,937	14,956,991

Income taxes	4,608,710	2,907,133	9,190,591	5,798,539

Net income	$8,054,670	$4,209,499	$16,060,346	$9,158,452

Earnings per share:
Per common share	$0.18	$0.09	$0.35	$0.20
Per common share - assuming dilution	$0.17	$0.09	$0.34	$0.19

Weighted average shares outstanding:
Basic	45,521,206	44,863,430	45,531,525	44,948,897
Diluted	47,649,446	47,343,340	47,711,855	47,408,969

IMMUCOR, INC.

Selected Consolidated Balance Sheet Items

	November 30, 2005	May 31, 2005
	(Unaudited)

Cash	$33,423,037	$37,107,539
Accounts receivable – trade	36,921,671	34,629,624
Inventory	19,825,463	21,836,412
Total current assets	97,572,480	100,882,474
Property and equipment – net	22,055,704	23,034,727
Total assets	161,950,525	157,613,233

Current portion – long-term debt, capital leases and lines of credit	41,678	4,617,409
Accounts payable	11,091,013	8,027,562
Total current liabilities	28,080,196	29,936,547
Long-term debt, capital leases and lines of credit	55,892	2,991,118
Other liabilities	14,986,400	7,253,217
Shareholders’ equity	118,828,037	117,432,351